Exhibit 99.B(h)(20)

EIGHTH AMENDMENT TO SECURITIES LENDING AGENCY AGREEMENT

THIS EIGHTH AMENDMENT (this “Amendment”) to the Securities Lending Agency Agreement is dated as of May 17, 2016, by and between the series listed on Schedule 1 to the Agreement of PNC Funds, an investment company organized under the laws of Delaware (each, a “Fund” and together the “Funds”), and Brown Brothers Harriman & Co. (“BBH&Co”).

Reference is made to the Securities Lending Agency Agreement dated as of August 24, 2011 by and between the Fund and BBH&Co., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement as further detailed herein’

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.                                    Amendments to the Agreement

1.                                      The Agreement is hereby amended by deleting Schedule 4 in its entirety, and substituting therefor Schedule 4 attached hereto.

B.                                    Miscellaneous

1.                                      Other than as amended hereby, the Agreement remains unchanged and in full force and effect.  The Fund hereby ratifies and affirms all terms and provisions of the Agreement, as amended to date and hereby.

2.                                      This Amendment shall be governed in accordance with the terms set forth in Section 26 of the Agreement.

3.                                      This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute the Amendment to the Agreement, effective as of the first date written above.

PNCFUNDS, ON BEHALF OF EACH OF THE SERIES/PORTFOLIOS LISTED ON SCHEDULE 1		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ John F. Kernan	By:	/s/ Thomas C Poppey
Name:	John F. Kernan	Name:	Thomas C. Poppey
Title:	Treasurer	Title:	Senior Vice President

SCHEDULE 4

PERMITTED INVESTMENT

FOR CASH COLLATERAL

A.                                    PNC Advantage Institutional Money Market Fund

B.                                    PNC Government Money Market Fund

C.                                    Morgan Stanley Institutional Liquidity Fund — Government Portfolio

Either the PNC Advantage Institutional Money Market Fund or the PNC Government Money Market Fund shall be the default cash collateral investment vehicle, however Cash Collateral may be invested in one or more of the Permitted Investments specified in A, B, or C above pursuant to a separate written instruction (which may include e-mail)                          from the Fund to BBH&Co., which may be in the form of standing instructions, that shall specify the constituent allocation of investments of Cash Collateral to such Permitted Investment or Permitted Investments, as applicable.